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                                                                    EXHIBIT 99.4


                                                                 August 13, 1999



Mr. Donald A. Frederick
1706 Beacon Cove Court
Katy, Texas  77450

Dear Don:

          In connection with your anticipated separation from PennzEnergy Company (the "Company") and in consideration of your service to the Company, you and Company have agreed to the terms and conditions as contained in this letter agreement ("Agreement") and the attachment to this Agreement ("Attachment") concerning your separation from employment as of the close of business on December 31, 1999 ("Separation Date").

          In consideration of the Company's agreement to provide the benefits, payments, and other items described in the Attachment, which are in addition to anything to which you are already entitled and the receipt and sufficiency of which are hereby acknowledged, you hereby release and forever discharge the Company, its officers, directors, agents, servants, and employees, their successors, assigns, and insurers (except you shall retain all rights to (i) coverage, if any, under director's and officer's fiduciary errors and omissions and other liability insurance policies that by their terms would apply to your acts and omissions while serving the Company, its subsidiaries and affiliates, and their respective officers, directors, agents, servants, employees, and their successors and assigns, and (ii) any indemnification arrangements with the Company (including pursuant to the Company's Bylaws) that applies to your service to the Company, its subsidiaries and affiliates), and their parents, subsidiaries and affiliates, and any and all other persons, firms, organizations, and corporations from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to the Company and you hereby accept the cash payments, benefits, and other items described herein in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities, and claims you now have or may have with respect to such matters.

          This release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Texas Labor Code, any state or federal statute, regulation or common law pertaining to "whistleblowers," claims for breach of contract, tort or personal injury of any sort, and any claim under any other state or federal statute or regulation, in equity or at common law. Further, by accepting the payments described in the Attachment, you agree not to sue Company or the related
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persons and entities described above. You affirm and agree that your employment relationship will end on your Separation Date, and you withdraw unequivocally, completely, and finally from your employment, you resign all positions, titles, responsibilities and authority as an officer or employee of the Company and its affiliates and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described in the Attachment. You agree that this Agreement is valid, fair, adequate and reasonable, was entered into with your full knowledge and consent, and was not procured through fraud, duress or mistake. You shall have twenty-one (21) days to decide whether to sign the Agreement and be bound by its terms. You shall have the right to revoke or cancel it within seven (7) days after you have signed it. This cancellation or revocation can be accomplished by delivery of a written notification to me. In the event that this Agreement is canceled or revoked, the Company shall have no obligation to furnish the payments and benefits described herein and in the Attachment, except for vacation pay described in paragraph 1 of the Attachment and any rights to the Company's Retirement Plan, Savings and Investment Plan, stock options and conditional stock awards that are vested as of your Separation Date. You acknowledge that you have been advised in writing to consult with an attorney prior to signing this Agreement and have had an adequate opportunity to seek advice of your own choosing. You acknowledge that you have read this Agreement, have had an opportunity to ask questions and have it explained to you and that you understand that the Agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of the Agreement.

          You hereby agree that the benefits, payments and other items described in this Agreement and the Attachment supersede, replace, and are in lieu of any and all benefits, payments or other items that may have been due to you under any other agreements, arrangements or plans with, or of, the Company, except as otherwise provided herein and in the Attachment.

          You and the Company further agree that the benefits, payments and other items described in this Agreement and the Attachment do not result in an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code ("Code") and do not result in the imposition of the excise tax under Code Section 4999. Accordingly, you and the Company agree to reflect this treatment on the appropriate federal income tax returns.

          The purpose of the arrangements described in this Agreement and the Attachment is to arrive at a mutually agreeable and amicable basis upon which to separate your employment with the Company. You and the Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to your employment with or separation from the Company. Furthermore, you agree that you have returned or will return immediately, and to maintain in strictest confidence and not to use in any way, any proprietary, confidential, or other non-public information or documents relating to the business and affairs of the Company and its affiliates. You agree to refer all media, shareholder and investment or financial community inquiries regarding the Company to the Company without comment or other response to such inquiry.

          You further agree that the existence and all terms of this Agreement, including the terms and conditions contained in the Attachment, shall be kept strictly confidential and that any

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disclosure to anyone for any purpose whatsoever (save and except disclosure to your spouse, to financial institutions as part of a financial statement, to immediate family members and/or heirs, to financial, tax and legal advisors, or as required by law) by you or your agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Agreement and the Company may elect to cease performance hereunder or enforce this Agreement from further performance hereunder.

                                    Very truly yours,



                                    _______________________________
                                    James L. Pate
                                    Chairman of the Board


AGREED TO AND ACCEPTED this
_____ day of __________________, 1999


______________________________________
Donald A. Frederick

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               Attachment to the Agreement dated August 13, 1999


1.   VACATION

          You will be paid on a biweekley basis, subject to applicable FICA and income tax withholding obligations and any other applicable deductions, beginning on the day immediately following your Separation Date, all your 1999 earned vacation days, less any vacation days taken in 1999, plus all of your accrued vacation days through your Separation Date.

2.   SALARY, RETENTION BONUS AND RETENTION PAYMENT

          You will receive your regular base salary, paid in biweekly amounts equal to $14,053.85, subject to applicable FICA and income tax withholding obligations and any other applicable deductions, until your Separation Date. This will be without regard to adjustments which may be made in your reporting relationship or duty assignments from the Closing Date, as defined below, through your Separation Date.

          As soon as reasonably practicable after the closing date ("Closing Date") of the transaction occurring pursuant to that certain Amended and Restated Agreement and Plan of Merger by and among Devon Energy Corporation, Devon Delaware Corporation, Devon Oklahoma Corporation and PennzEnergy Company, dated as of May 19, 1999, under the PennzEnergy Company Retention Plan (the "Retention Plan") you will receive an amount equal to 150% of your 1999 target bonus pursuant to the Company's 1999 Annual Incentive Plan, or $328,860, in a lump-sum cash payment ("Retention Bonus"), subject to applicable FICA and income tax withholding obligations and any other applicable deductions. This Retention Bonus shall be in lieu of any other bonus or similar type of payment you may have otherwise been or become eligible to receive during 1999.

          In addition, you have been designated a "Key Employee" under the Retention Plan. As soon as reasonably practicable after the earlier of (i) November 30, 1999 or (ii) 60 days after the Closing Date, you will receive a lump-sum cash payment of $182,700 under such plan, subject to applicable FICA and income tax withholding obligations and any other applicable deductions.

3.   SEVERANCE PAYMENTS

          You will be paid on a biweekly basis during the period beginning on the day after the end of the period during which you are paid for your vacation days and ending eighteen (18) months later, periodic severance payments, with each payment equal to $23,491.81, subject to applicable FICA and income tax withholding obligations and any other applicable deductions.

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4.   MEDICAL AND DENTAL COVERAGE

          Subject to your payment of applicable premiums, during the period beginning immediately following your Separation Date and ending at the end of eighteen (18) month period during which you are being paid your periodic severance payments ("Severance Period") you will be eligible to participate in medical and dental coverage generally available to all PennzEnergy Company salaried employees and the coverage under the PennzEnergy Company Medical Expenses Reimbursement Plan (formerly the Pennzoil Company Medical Expenses Reimbursement Plan); provided, however, that the excess of the coverage benefits under the Medical Expenses Reimbursement Plan over your regular medical and dental coverage benefits shall not exceed in the aggregate $45,000 during such period.

          At the end of your Severance Period, you will have the option to continue your medical and dental benefits for up to eighteen (18) months under COBRA. A complete explanation of the coverage and premium schedule will be mailed to you prior to the expiration of your Severance Period.

5.   LIFE INSURANCE AND AD&D

          Subject to your payment of applicable premiums, during the Severance Period you will be able to participate in the life insurance program coverage and AD&D coverage generally available to all PennzEnergy Company salaried employees. You will have a thirty-one (31) day period after the end of the Severance Period to convert the balance of your employee life insurance, according to the terms and conditions in effect at that time. In addition, AD&D may be converted, according to the terms and conditions in effect at that time. Application must be made to the insurance company. It will be your responsibility to complete the conversion process if you so desire.

6.   STD/LTD

          Short-and long-term disability coverage are not in effect after your Separation Date.

7.   RETIREMENT PLAN BENEFITS

          You will be entitled under the Company's Retirement Plan and your Excess Benefit Agreement to an estimated retirement benefit payable at age 65 of $3,077 per month for your life or, in the alternative, $1,183 per month for your life with payments beginning March 2002. No spousal benefits will be available without a further reduction in your retirement benefit. You will receive a letter from the Benefits Department at a later date after your Separation Date outlining your retirement benefits and related conditions under the retirement plan and agreement.

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8.   SAVINGS AND INVESTMENT PLAN AND RELATED EXCESS BENEFIT AGREEMENT

          Your employee accounts under the Savings and Investment Plan are 100% vested. Your employer matching accounts under the Company's Savings and Investment Plan and the related amount under your Excess Benefit Agreement will be vested as of the Closing Date and will be distributed according to provisions of the plan and excess benefit agreement. The forms that you must complete to receive a distribution from the Plans will be mailed to you at a later date.

9.   STOCK OPTIONS

          All of your stock options granted prior to 1999 are fully vested as a result of the transaction occurring pursuant to that certain Agreement and Plan of Merger, dated as of April 14, 1998, among Pennzoil Company, Pennzoil Products Company, Downstream Merger Company and Quaker State Corporation ("Pennzoil/Quaker State Agreement"). All of your stock options granted in 1999 will be fully vested as of your Separation Date. Your vested stock options will remain outstanding for the remainder of their ten-year term subject to the terms of the applicable stock option agreement.

10.  CONDITIONAL STOCK AWARD

          All of your conditional stock units are "Matured Units" as a result of the transaction occurring pursuant to the Pennzoil/Quaker State Agreement. All of your Matured Units will continue to be payable under the normal payment schedule provided under the applicable awards.

11. SALARY CONTINUATION PLAN, SUPPLEMENTAL DISABILITY PLAN AND SUPPLEMENTAL LIFE INSURANCE PLAN

          Your participation in the Salary Continuation Plan, Supplemental Disability Plan and Supplemental Life Insurance Plan is terminated as of your Separation Date.

12.  TAX PROTECTION AGREEMENT

          Your Tax Protection Agreement with the Company will be preserved and remain in force after your Separation Date.

13.  OUTPLACEMENT SERVICE

          In lieu of outplacement services, as soon as reasonably practicable after your Separation Date, you will receive a lump-sum cash payment of $35,000, subject to applicable FICA and income tax withholding obligations and any other applicable deductions.

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